Rand Logistics Inc.

                              FOR IMMEDIATE RELEASE

        RAND LOGISTICS NOTIFIED OF EXPIRATION OF LABOR AGREEMENT FOR TIME
                               CHARTERED VESSELS

New York, NY - August 6, 2007 - Rand Logistics Inc. (NASDAQ: RLOG, RLOGW, RLOGU) today announced that it has been notified by Wisconsin & Michigan Steamship Company ("WMS"), from which Rand's subsidiary time charters three vessels, that WMS' agreement with the American Maritime Officers ("AMO") has expired pursuant to its terms and that it will not be renewed. Under the agreement, the AMO had supplied the licensed officers who filled the supervisory positions on the WMS vessels and who had been engaged in a work stoppage since May 9, 2007.

WMS is currently evaluating the supervisory staffing needs of the vessels to enable them to commence sailing in the foreseeable future.

WMS has also informed Rand that its labor agreement with the United Steelworkers of America, which covers its non-licensed crew members, has been extended from July 31, 2007 to October 31, 2007.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of eleven self-unloading bulk carriers, including ten River Class vessels and one River Class self-unloading tug/barge unit. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                              -OR-          INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.                                The Equity Group Inc.
Laurence S. Levy, Chairman & CEO                    Loren G. Mortman
212-644-3450                                        (212) 836-9604
                                                    LMortman@equityny.com
                                                    www.theequitygroup.com

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